Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS THIRD QUARTER 2007 RESULTS

GROSS PROFIT IMPROVES BY 20%

Philadelphia, PA – October 16, 2007.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the third quarter and nine months ended September 30, 2007.

Third Quarter Results
Net sales in the third quarter rose to $2,153 million, up 7.6% over the $2,001 million in the third quarter of 2006. The increase was primarily driven by higher sales unit volumes, the pass-through of higher raw material costs and favorable foreign currency translation.

Third quarter gross profit grew 19.6% to $311 million over the $260 million in the 2006 third quarter. As a percentage of net sales, gross profit expanded to 14.4% in the third quarter from 13.0% in the third quarter last year. Stronger sales unit volumes, increased operating efficiencies and greater productivity drove the improvements.

Selling and administrative expense in the third quarter was $97 million compared to $77 million in last year’s third quarter. The increase is attributable to a higher accrual for incentive compensation costs, foreign currency translation and general inflationary increases.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) grew to $214 million in the third quarter, up 16.9% over the $183 million in the 2006 third quarter. Segment income as a percentage of net sales expanded to 9.9% in the third quarter over the 9.1% in the third quarter last year.

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “Our improved third quarter demonstrates the strength of Crown’s diverse range of products, customers and worldwide markets. The results were fueled by improved performance in virtually all of our businesses. Global volumes were firm reflecting the growing contribution of emerging markets to our portfolio. Importantly, we also gained traction among brand managers who are actively looking for unique and sustainable packaging solutions to distinguish their products while increasing their ease of use for consumers. Our proprietary can shaping technologies, PealSeam™ ends and enhanced finishes are setting industry standards for Brand-Building Packaging™.”

Interest expense in the third quarter was $79 million compared to $73 million in the third quarter of 2006. The increase reflects the impact of higher average short-term borrowing rates and foreign currency translation.

Net income from continuing operations in the third quarter was $92 million, or $0.56 per diluted share, compared to $86 million, or $0.51 per diluted share in the third quarter of 2006.

Included within net income from continuing operations, the Company recorded a net charge of $5 million, or $0.03 per diluted share, which reflects a net charge of $8 million related to restructuring actions offset by a net gain of $3 million related to gains on sales of assets. The net charge of $8 million for restructuring relates primarily to a net $7 million charge for the closure and exit of operations of the Company’s crown (bottle cap) operations in Indonesia. Within the $7 million charge, $6 million is attributable to a non-cash reclassification of cumulative translation adjustments to income from a separate component of shareholders’ equity.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The Company repurchased 4,828,883 shares of common stock for $118 million during the third quarter, including 4,088,068 shares through a previously announced accelerated share repurchase program which is expected to be completed in November. The number of common shares outstanding as of September 30, 2007 was 159,611,833 which is approximately 3% lower than as at June 30, 2007.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) increased by $18 million from June 30, primarily as the result of the repurchase of $118 million of common stock and $55 million from foreign currency translation offset by $152 million of free cash flow (a non-GAAP measure defined by the Company as net cash provided by operating activities less capital expenditures) in the third quarter.

Nine Month Results
For the first nine months of 2007, net sales grew 10.4% to $5.9 billion over the $5.3 billion in the first nine months of 2006. The increase reflects higher sales unit volumes, the pass-through of higher raw material costs and foreign currency translation.

Gross profit for the nine month period improved 16.8% to $807 million, or 13.8% of net sales, over the $691 million, or 13.0% of net sales in the first nine months of 2006. The increase was driven by stronger sales unit volumes and increased operating efficiencies and productivity gains.

Segment income in the first nine months of 2007 increased 13.7% to $522 million over the $459 million in the first nine months of 2006. Segment income as a percentage of net sales improved to 8.9% in the first nine months of 2007 compared to 8.7% for the same period last year.

For the first nine months of 2007, interest expense was $232 million compared to $210 million for the same period last year. The increase reflects higher short-term borrowing rates and foreign currency translation in the first nine months of 2007 compared to the first nine months of 2006.

The Company reported net income from continuing operations of $196 million, or $1.18 per diluted share, for the nine month period ended September 30, 2007 over net income from continuing operations of $172 million, or $1.01 per diluted share for the same period in 2006.

In the first nine months of 2007, the Company recorded a net charge of $1 million, or $0.01 per diluted share, reflecting a net charge of $12 million related to restructuring actions offset by a net gain of $11 million related to gains on sales of assets. For the first nine months of 2006, the Company recorded a net charge to net income from continuing operations of $4 million, or $0.02 per diluted share, related to restructuring charges offset by a gain on sale of assets and financial foreign exchange gains.

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow and net debt data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. The Company believes net debt is a useful measure of the Company’s debt levels. Segment income, free cash flow and net debt are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, respectively, and reconciliations to segment income and free cash flow can be found within this release.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, October 17, 2007 at 9:30 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.” A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com. A replay of the conference call will be available until 5:00 pm on October 26. The telephone numbers for the replay are (203) 369-1352 or toll free (866)461-2735 and the access passcode is 85464.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to grow the contribution of emerging markets and develop and commercialize proprietary technologies. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2006 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006

Net sales	$2,153	$2,001	$5,856	$5,306

Cost of products sold	1,786	1,683	4,881	4,445
Depreciation and amortization	56	58	168	170

Gross profit (1)	311	260	807	691

Selling and administrative expense	97	77	285	232
Provision for restructuring	9		14	14
Gain on sale of assets	(4)	(1)	(14)	(2)
Interest expense	79	73	232	210
Interest income	(2)	(2)	(9)	(8)
Translation and foreign exchange adjustments	(5)	(1)	(13)	(10)

Income from continuing operations before income taxes, minority interests and equity earnings	137	114	312	255
Provision for income taxes	22	16	62	42
Minority interests and equity earnings	(23)	(12)	(54)	(41)

Income from continuing operations	92	86	196	172

Income/(loss) from discontinued operations
Income/(loss) from operations		1		(6)
Loss on disposal		(2)		(21)

Net income	$92	$85	$196	$145

Basic earnings/(loss) per average common share
Continuing operations	$0.57	$0.52	$1.21	$1.03
Discontinued operations		(0.01)		(0.16)

Net income	$0.57	$0.51	$1.21	$0.87

Diluted earnings/(loss) per average common share
Continuing operations	$0.56	$0.51	$1.18	$1.01
Discontinued operations		(0.01)		(0.16)

Net income	$0.56	$0.50	$1.18	$0.85

Weighted-average common shares outstanding:
Basic	161,238,844	165,711,447	162,158,144	166,619,352
Diluted	165,217,100	169,829,685	166,380,854	170,790,808
Actual common shares outstanding	159,611,833	162,923,235	159,611,833	162,923,235

     (1)   A reconciliation from gross profit to segment income is found on the following page.

Amounts for 2006 related to the Company’s divested North American and European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three and nine months ended September 30 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006

Gross profit	$311	$260	$807	$691
Selling and administrative expense	97	77	285	232

Segment income	$214	$183	$522	$459

	Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,

Net Sales	2007	2006	2007	2006

Americas Beverage	$455	$437	$1,336	$1,210
North America Food	260	250	650	630
European Beverage	413	342	1,095	919
European Food	577	574	1,492	1,435
European Specialty Packaging	129	120	349	312

Total reportable segments	1,834	1,723	4,922	4,506
Non-reportable segments	319	278	934	800

Total net sales	$2,153	$2,001	$5,856	$5,306

	Three Months Ended September 30,		Nine Months Ended September 30,

Segment Income	2007	2006	2007	2006

Americas Beverage	$54	$50	$148	$118
North America Food	30	28	60	54
European Beverage	60	33	148	98
European Food	55	55	138	146
European Specialty Packaging	8	6	18	20

Total reportable segments	207	172	512	436
Non-reportable segments	32	27	97	89
Corporate and other unallocated items	(25)	(16)	(87)	(66)

Total segment income	$214	$183	$522	$459

Amounts for 2006 related to the Company’s divested North American and European plastics businesses have been reclassified to discontinued operations as a result of the 2006 sales of those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2007	2006

Assets
Current assets
Cash and cash equivalents	$348	$289
Receivables, net	1,084	1,070
Inventories	1,021	922
Prepaid expenses and other current assets	75	69

Total current assets	2,528	2,350

Goodwill	2,307	2,127
Property, plant and equipment, net	1,586	1,600
Other non-current assets	528	1,159

Total	$6,949	$7,236

Liabilities and shareholders’ deficit
Current liabilities
Short-term debt	$76	$86
Current maturities of long-term debt	43	143
Other current liabilities	1,969	1,917

Total current liabilities	2,088	2,146

Long-term debt, excluding current maturities	3,644	3,469
Other non-current liabilities and minority interests	1,603	1,728
Shareholders’ deficit	(386)	(107)

Total	$6,949	$7,236

Amounts as of September 30, 2006 include the Company’s North American plastics business that was sold in the fourth quarter of 2006.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2007	2006

Cash flows from operating activities

Net income	$196	$145
Depreciation and amortization	168	173
Other, net	(393)	(304)

Net cash (used for)/provided by operating activities (A)	(29)	14

Cash flows from investing activities
Capital expenditures	(105)	(136)
Other, net	56	14

Net cash used for investing activities	(49)	(122)

Cash flows from financing activities
Net change in debt	122	216
Other, net	(123)	(127)

Net cash (used for)/provided by financing activities	(1)	89

Effect of exchange rate changes on cash and cash equivalents	20	14

Net change in cash and cash equivalents	(59)	(5)

Cash and cash equivalents at January 1	407	294

Cash and cash equivalents at September 30	$348	$289

(A)	Free cash flow is defined by the Company as net cash (used for)/provided by operating activities less capital expenditures. A reconciliation from net cash (used for)/provided by operating activities to free cash flow for the nine months ended September 30 follows:

Nine months ended September 30,	2007	2006

Net cash (used for)/provided by operating activities	($ 29)	$ 14
Capital expenditures	(105)	(136)

Free cash flow	($134)	($122)

Cash flows related to the Company’s divested North American and European plastics businesses are included for the periods prior to the sales of those businesses.